INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

November 8, 2004

QUICKSILVER RESOURCES ANNOUNCES THIRD QUARTER 2004 RESULTS

Unconventional gas E & P company posts earnings, production increases

FORT WORTH, TEXAS (November 8, 2004) -- Quicksilver Resources Inc. (NYSE: KWK) today announced net income for third quarter 2004 of $7.9 million on revenues of $45.5 million, or $0.16 per diluted share. The company's third quarter 2003 net income was $5.2 million on revenues of $33.5 million, or $0.11 per diluted share.

Net income for the first nine months of 2004 was $21.3 million on revenues of $127.3 million, or $0.42 per diluted share. This compares to first nine months 2003 net income of $10.5 million on revenues of $104.1 million or $0.24 per diluted share. First nine months 2003 net income included a charge of $2.3 million related to the cumulative effect of implementing an accounting change or $0.05 per diluted share. For the nine-month period ended September 2004, net cash from operating activities, as presented in the attached Condensed Consolidated Statement of Cash Flows, was $62.2 million, as compared to net cash from operating activities of $40.3 million for the same period in 2003.

Production

Natural gas production for the third quarter of 2004 was 10.0 billion cubic feet (Bcf), or 109 million cubic feet per day (Mmcf/d), versus production of 8.5 Bcf for the same period in 2003, with an average of 93 Mmcf/d. The price realized for the company's gas production in the third quarter of 2004 averaged $3.73 per thousand cubic feet (Mcf), compared to the $3.27 per Mcf received in the same period of 2003. Natural gas, including natural gas liquids, comprised 90 percent of the company's total production in the third quarter of 2004.

Crude oil production for the 2004 third quarter was 188,000 barrels, or 2,042 barrels per day, as compared to 192,000 barrels of production in the third quarter of 2003. Oil prices realized for the third quarter of 2004 averaged $34.67 per barrel versus $23.33 per barrel for the prior year third quarter.

(more)

Natural gas liquids production for the third quarter 2004 was 28,000 barrels versus 34,000 barrels in the third quarter of 2003. The price realized for natural gas liquids averaged $30.29 per barrel in the third quarter of 2004, compared to the average of $18.15 per barrel realized in the third quarter of 2003.

Operations Update

With increased drilling activity and well tie-ins, production in the third quarter has increased 605 million cubic feet equivalent (Mmcfe) in comparison to the second quarter of 2004. The company has drilled 344 net wells year-to-date and is expected to exceed its original target of 400 net wells for 2004.

Canadian production continued to increase and was 2.2 Bcfe for the third quarter of 2004. Current production exceeds 32 Mmcf/d. Through its Canadian subsidiary, MGV Energy, Inc. (MGV), Quicksilver has drilled 270 net wells to date in 2004. An additional 37 net wells are planned to be drilled, and 55 net wells will be completed by year end.

Quicksilver has drilled 68 wells in its fractured shale plays in Michigan and Indiana. Two wells have been drilled and numerous workovers have been completed in the deeper Prairie du Chien wells in Michigan.

Quicksilver has started selling gas from its initial operated wells in the Barnett Shale area of north central Texas. Drilling and completion operations are ongoing with 10 wells planned for the year. The company's net acreage position has increased to 170,000 acres.

Glenn Darden, Quicksilver's president and chief executive officer, commented on the company's production.

"We have made strong progress in both our Canadian and Texas drilling programs. Our Canadian team is doing a great job of bringing on the coalbed methane production, and we are on target to hit our year-end production rate goals. In the Barnett, we are in the early stages of what now appears to be a very attractive project for Quicksilver. We continue to add to our acreage position, and our initial production results combined with surrounding offset wells are confirming the quality and large scale of this fractured shale play."

Conference Call

Quicksilver invites interested persons to participate in its third quarter conference call by dialing (877) 313-7932, ID number 1203211 between 9:50 and 9:55 a. m. central time on Tuesday, November 9, 2004. A digital replay of the conference call will be available at 1:00 p. m. central time the same day, and will remain available for one week. The replay can be accessed by dialing (800) 642-1687. Reference should be made to the conference ID number 1203211. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link.

(more)

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

FINANCIAL HIGHLIGHTS FOLLOW
###

The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Production:
Natural gas (MMcf)	10,011	8,514	28,626	25,243
Oil (MBbls)	188	192	559	619
NGL (MBbls)	28	34	97	96
Total (MMcfe)	11,305	9,872	32,562	29,533

United States (MMcfe)	9,116	9,253	26,838	28,018
Canada (MMcfe)	2,189	619	5,724	1,515
Total (MMcfe)	11,305	9,872	32,562	29,533

Average Daily Production:
Natural gas (Mcfd)	108,813	92,538	104,474	92,464
Oil (Bbld)	2,042	2,088	2,040	2,269
NGL (Bbld)	303	372	354	350
Total (Mcfed)	122,883	107,304	118,838	108,180

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$ 4.65	$ 4.21	$ 4.70	$ 4.62
Oil (per Bbl)	$ 38.22	$ 25.81	$ 34.51	$ 26.87
NGL (per Bbl)	$ 30.29	$ 18.15	$ 25.68	$ 21.91
Total (per Mcfe)	$ 4.83	$ 4.20	$ 4.80	$ 4.58

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$ 3.73	$ 3.27	$ 3.68	$ 3.38
Oil (per Bbl)	$ 34.67	$ 23.33	$ 31.75	$ 24.20
NGL (per Bbl)	$ 30.29	$ 18.15	$ 25.68	$ 21.91
Total (per Mcfe)	$ 3.96	$ 3.34	$ 3.85	$ 3.47

Expense per Mcfe:
Production cost	$ 1.22	$ 1.06	$ 1.25	$ 1.08
Production taxes	$ 0.22	$ 0.19	$ 0.22	$ 0.22
General and administrative expenses	$ 0.29	$ 0.18	$ 0.29	$ 0.20
Depletion, depreciation and amortization	$ 0.88	$ 0.80	$ 0.88	$ 0.78

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data -- Unaudited

	September 30,	December 31,
	2004 (a)	2003 (a)
ASSETS
Current assets
Cash and cash equivalents	$ 17,992	$ 4,116
Accounts receivable	27,841	26,247
Current deferred income taxes	11,289	11,760
Inventories and other current assets	7,282	7,588
Total current assets	64,404	49,711

Investments in and advances to equity affiliates	8,449	9,173

Properties, plant and equipment -- net ("full cost")	725,639	604,576

Other assets	5,167	3,474
	$ 803,659	$ 666,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 319	$ 339
Accounts payable	23,956	17,954
Accrued derivative obligations	32,404	34,577
Accrued liabilities	27,551	27,644
Total current liabilities	84,230	80,514

Long-term debt	345,999	249,097

Derivative obligations	-	9,662

Asset retirement obligations	19,613	15,135

Deferred income taxes	79,785	70,710

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
1 share issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000 and 80,000,000 shares
authorized 52,531,789 and 52,045,726 shares issued, respectively	525	520
Paid in capital in excess of par value	198,744	194,246
Treasury stock of 2,568,611 and 2,578,904 shares, respectively	(10,258)	(10,299)
Accumulated other comprehensive income	(11,337)	(17,683)
Retained earnings	96,358	75,032
	274,032	241,816
	$ 803,659	$ 666,934

    Share and per share amounts have been adjusted to reflect a two-for-one stock split during June 2004.

Treasury shares were not affected by this split.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data -- Unaudited

For the Three Months Ended			For the Nine Months Ended
September 30,			September 30,
	2004 (a)	2003 (a)	2004 (a)	2003 (a)
Revenues
Oil, gas and related product sales	$ 44,743	$ 32,941	$ 125,467	$ 102,485
Other revenue	801	572	1,834	1,639
Total revenues	45,544	33,513	127,301	104,124
Expenses
Oil and gas production costs	16,288	12,392	47,951	38,469
Other operating costs	184	220	846	1,002
Depletion, depreciation and accretion	9,982	7,912	28,801	23,094
General and administrative	3,281	1,802	9,290	6,008
Total expenses	29,735	22,326	86,888	68,573

Income from equity affiliates	300	456	880	1,109

Operating income	16,109	11,643	41,293	36,660

Other income-net	(44)	(81)	(137)	(115)
Interest expense	4,204	3,566	11,246	16,693

Income before income taxes and cumulative effect of change in accounting principle	11,949	8,158	30,184	20,082
Income tax expense	4,060	2,929	8,858	7,332

Net income before cumulative effect of change in accounting principle	7,889	5,229	21,326	12,750
Cumulative effect of change in accounting principle, net of tax	-	-	-	2,297

Net income	$ 7,889	$ 5,229	$ 21,326	$ 10,453

Basic net income per common share:
Net income before cumulative effect of accounting change	$ 0.16	$ 0.12	$ 0.43	$ 0.30
Cumulative effect of accounting change, net of tax	-	-	-	(0.06)
Net income	$ 0.16	$ 0.12	$ 0.43	$ 0.24

Diluted net income per common share:
Net income before cumulative effect of accounting change	$ 0.16	$ 0.11	$ 0.42	$ 0.29
Cumulative effect of accounting change, net of tax	-	-	-	(0.05)
Net income	$ 0.16	$ 0.11	$ 0.42	$ 0.24

Weighted average common shares outstanding
Basic	49,758	45,094	49,686	43,220
Diluted	50,859	45,931	50,691	44,127

(a) Share and per share amounts have been adjusted to reflect a two-for-one stock split during June 2004. Treasury shares were not affected by this split.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Nine Months Ended
	September 30,
	2004	2003
Operating activities:
Net income	$ 21,326	$ 10,453
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	-	2,297
Depletion, depreciation and accretion	28,801	23,094
Deferred income taxes	8,528	7,143
Recognition of unearned revenues	-	507
Income from equity affiliates	(880)	(1,109)
Non-cash gain from hedging activities	(618)	(963)
Amortization of deferred loan costs	907	2,328
Other	(37)	54
Changes in assets and liabilities
Accounts receivable	(1,822)	(943)
Inventory, prepaid expenses and other	(31)	(1,131)
Accounts payable	6,002	1,964
Accrued liabilities and other	-	(3,412)
Net cash from operating activities	62,176	40,282

Investing activities:
Development and exploration costs and other property additions	(148,983)	(104,686)
Purchase of Voyager Compression Services assets	-	(684)
Distributions and advances from equity affiliates -- net	1,604	378
Proceeds from sale of assets	8,591	105
Net cash used for investing activities	(138,788)	(104,887)

Financing activities:
Notes payable, bank proceeds	329,406	99,000
Principal payments on long-term debt	(237,234)	(113,042)
Deferred financing costs	(2,958)	(1,420)
Issuance of common stock, net of issuance costs	1,920	79,895
Net cash from financing activities	91,134	64,433

Effect of exchange rates on cash	(646)	1,415

Net increase in cash and cash equivalents	13,876	1,243

Cash and cash equivalents at beginning of period	4,116	9,116

Cash and cash equivalents at end of period	$ 17,992	$ 10,359